UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2026

Humacyte, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39532	85-1763759
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2525 East North Carolina Highway 54
Durham,	NC	27713
(Address of principal executive offices)		(Zip code)

(919) 313-9633

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HUMA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2026, the Board of Directors (the “Board”) of Humacyte, Inc. (the “Company”), appointed Scott Coward and Paul Kuznik to the Board. Mr. Coward will serve as a Class I director with a term expiring in 2028, or until his earlier death, resignation, retirement, disqualification or removal. Mr. Kuznik will serve as a Class II director with a term expiring in 2029, or until his earlier death, resignation, retirement, disqualification or removal.

Mr. Coward has been an attorney at K&L Gates since July 2026, previously serving as the managing partner of the Raleigh office. Prior to that, he served as Executive Vice President, Chief Legal Officer, Chief Administrative Officer and Secretary of Exact Sciences Corporation from January 2015 to December 2022. Mr. Coward led the integration of Genomic Health Corporation following its acquisition by Exact Sciences. He served on the Exact Sciences board of directors from December 2022 to March 2026. Mr. Coward brings significant experience in public company board service and corporate governance, executive leadership within publicly traded life sciences companies, mergers and acquisitions and post-acquisition integration, executive compensation, compliance and legal affairs, organizational leadership during periods of substantial growth and change, and has partnered with executive management teams and boards through transformational corporate events. Mr. Coward received his J.D. from Columbia Law School and his B.S. from the University of North Carolina at Chapel Hill. He has been appointed to the Company’s Audit Committee.

Mr. Kuznik is a medical technology executive whose career spans more than three decades in diagnostics, cardiovascular devices, and vascular healthcare. From 2015 to 2018, Mr. Kuznik served as the Chief Executive Officer and a member of the board of directors of Bolton Medical, a developer of endovascular technologies for complex aortic disease, which was acquired by Terumo Corporation. Following the acquisition, Mr. Kuznik remained with Terumo Corporation, one of Japan's leading global medical technology companies. He helped integrate Bolton Medical with Vascutek to create Terumo Aortic and subsequently served as President of Terumo Aortic United States from 2019 to 2020 and as President of Terumo Aortic North America from 2020 to 2023. Mr. Kuznik brings extensive experience in commercialization, enterprise leadership, organizational integration, manufacturing, clinical affairs, regulatory oversight, quality systems, strategic planning, physician engagement and board governance. Mr. Kuznik is a graduate of the United States Military Academy at West Point and served as an officer in the United States Army. He has been appointed to the Company’s Commercial Committee.

For their service on the Board, each of Mr. Coward and Mr. Kuznik will participate in the Company’s previously disclosed compensation program for non-employee directors, pursuant to which each will receive (i) a $50,000 annual cash retainer (prorated in 2026 for his partial year of service), (ii) $5,000 per annum for service on a board committee (prorated in 2026 for his partial year of service) and (iii) an option to purchase 125,000 shares of the Company’s common stock.

There is no arrangement between either Mr. Coward or Mr. Kuznik and any other person pursuant to which Mr. Coward or Mr. Kuznik, respectively, was selected as a director. Neither Mr. Coward nor Mr. Kuznik has a direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On September 28, 2026, the Company issued a press release announcing the appointment of Mr. Coward and Mr. Kuznik to the Board. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section and shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release, dated September 28, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMACYTE, INC.

Date: September 28, 2026	By:	/s/ Dale A. Sander
		Name:	Dale A. Sander
		Title:	Chief Financial Officer, Chief Corporate Development Officer and Treasurer